Exhibit 16.1

RBSM LLP
CERTIFIED PUBLIC ACCOUNTANTS
NEW YORK, NEW YORK

August 20, 2010

Securities and Exchange Commission
Washington, DC  20549

Re:  Solar Thin Films, Inc.
File  No. 001-13549

Dear Sir or Madam:

           We have read Item 4.01 of the Form 8-K of Solar Thin Films, Inc. dated August 17, 2010 and agree with the statements relating only to RBSM LLP, Certified Public Accountants, contained therein.

/s/ RBSM LLP